Exhibit 4.22

DATED the ____ day of ____________ 2025

FUNG PROPERTIES (HKS) LIMITED

and

J-LONG LTD

TENANCY AGREEMENT

of

Unit A and Portion of Unit B on the 3rd Floor of

Phases I and II of

Hong Kong Spinners Industrial Building

Our ref : WL:RL:NN:139734

Counter ref : (Unit A and Portion of Unit B, 3F, HK Spinners Industrial Building)

CONTENTS

AGREEMENT

1 Definitions and Interpretations

2 Premises

3 Tenant’s Positive Obligations

4 Tenant’s Negative Obligations

5 Landlord’s Obligations

6 Default

7 Tenant’s Deposit

8 Exclusions

9 Suspension of Rent in Case of Fire, etc.

10 Miscellaneous

11 Expenses

12 Stamp Duty and Land Registry Fees

13 Notices

14 Entire Agreement

15 Governing Law

16 Contracts (Rights of Third Parties) Ordinance

SCHEDULES

1 Names, Addresses and Description of Parties to this Agreement

Part I - Landlord

Part II - Tenant

2 Part I - Land

Part II - Building

Part III - Premises

3 Part I - Rent

Part II - Term

Part III - Deposit

Part IV - User

Part V - Prescribed Rate

4 Part I - Special Conditions

Part II - Submission and Approval of Plans

ANNEXURES

Floor plan of the premises

THIS AGREEMENT is dated the ____ day of ____________ 2025 and is made

BETWEEN

(1)	The party named and described as the Landlord in Part I of Schedule 1 to this Agreement (the “Landlord”) which expression shall where the context admits include its successors and assigns; and

(2)	The party named and described as the Tenant in Part II of Schedule 1 to this Agreement (the “Tenant”).

BY WHICH IT IS AGREED as follows:

1	Definitions and Interpretation

1.1	Defined Terms

In this Agreement, unless the context requires otherwise:

“Air-conditioning Charge” means the monthly charges to be determined from time to time by the Landlord or its relevant service provider for supply of air-conditioning to the Premises (including, inter alia, the operating costs of the Landlord or relevant service provider and the electricity charges imposed by the China Light & Power Company Limited);

“Building” means all that building described in Part II of Schedule 2 of which the Premises form part;

“Covenants” means the covenants, stipulations, terms and conditions contained in this Agreement which are to be observed and performed by the Tenant;

“Deed of Mutual Covenant” means the Deed of Mutual Covenant and Management Agreement relating to the Premises and registered in the Land Registry by Memorial No.UB4310606 and shall include any subsequent variation or modification of it;

“Deposit” means the sum specified in Part III of Schedule 3;

“Government” means the Government of the Hong Kong Special Administrative Region of the People’s Republic of China;

“Government Grant” means the Government Lease/Conditions of Sale or Exchange or Regrant or other like documents (as the case may be) under which the Land, the Building and the Premises are held from the Government and shall include any subsequent extension, variation or modification of it;

“Land” means the land described in Part I of Schedule 2;

“Management Charge” means the monthly service, management and maintenance charges payable by the owner or occupier of the Premises pursuant to the Deed of Mutual Covenant or, where the service, management and maintenance charges demanded by the Manager are in respect of larger premises which include the Premises, such proportion thereof as reasonably determined by the Landlord or the Manager in proportion to the number of undivided shares of and in the Premises to those of and in such larger premises as aforesaid;

“Manager” means the person or company from time to time appointed as manager of the Land and the Building under the Deed of Mutual Covenant;

“Premises” means all those premises described in Part III of Schedule 2 including:

(a)	the plaster and other finishes applied to the interior of the exterior walls of the Premises (which expression includes any wall of the Premises which forms a boundary between the Premises and the common areas of the Building) but no other part of the exterior walls;

(b)	the finishes of or renderings to the walls, floors, ceilings, doors, windows and structural columns that enclose or are within the Premises;

(c)	the window glass and window frames (but only the inside glass and frame if the windows are double glazed);

(d)	all alterations, additions and improvements in and to the Premises;

(e)	the Landlord’s fixtures, fittings, furniture, furnishings and effects which shall from time to time be in or on the Premises; and

(f)	any sewers, wiring, cables, piping, drains, ducts and other service media, sanitary apparatus, air-conditioning units, central air-conditioning plant and any security, fire-fighting, electrical and gas systems and the installations and fittings therein which shall from time to time be in or on the Premises or exclusively serving the Premises;

“Prescribed Rate” means the rate specified in Part V of Schedule 3;

“Renewed Term” means a term of three (3) years commencing on 25th June 2028 and expiring on 24th June 2031 (both days inclusive);

“Rent” means the rent more particularly described in Part I of Schedule 3 and payable in respect of the Premises by the Tenant under this Agreement;

“Service Media” means the sewers, watercourses, conduits, drains, pipes, wires, cables, ducts and other service media in or upon the Building as are now or may after the date of this Agreement be in, on or under the Premises and serving or capable of serving the Building or any adjoining or neighbouring property or any part of them; and

“Term” means the term more particularly described in Part II of Schedule 3.

1.2	Construction of References

In this Agreement, unless the context requires otherwise, any reference:

(a)	to a Clause or Schedule is a reference to the Clause of or Schedule to this Agreement;

(b)	to this Agreement, any other document or any provision of this Agreement or that document is a reference to this Agreement, that document or that provision as in force for the time being or from time to time amended in accordance with the terms of this Agreement or that document;

(c)	to a person includes an individual, a body corporate, a partnership, any other unincorporated body or association of persons and any state or state agency;

(d)	to an enactment includes that enactment as it may be amended, replaced or re-enacted at any time, whether before or after the date of this Agreement and any subordinate legislation made under it;

(e)	to a “right” includes a power, a remedy and discretion;

(f)	to the “Landlord” includes its successors and assigns; and

(g)	to any right of the Landlord to have access to the Premises and any other rights exercisable by the Landlord under this Agreement shall include the exercise of such rights by all persons authorised by the Landlord.

1.3	Interpretation

In this Agreement, unless the context otherwise requires:

(a)	words importing the plural include the singular and vice versa;

(b)	words importing a gender include every gender;

(c)	the words “other”, “including” and “in particular” do not limit the generality of any preceding words and are not to be construed as being limited to the same class of preceding words where a wider construction is possible; and

(d)	any covenant by the Tenant not to do an act or thing shall be deemed to include an obligation not to permit or allow or suffer that act or thing to be done.

1.4	Headings and Contents

The headings and table of contents in this Agreement do not affect its interpretation.

1.5	Schedules

This Agreement includes its schedules and any reference in a schedule to a paragraph is a reference to the paragraph of the relevant schedule.

1.6	Joint and Several Obligations

If the Landlord or the Tenant are two or more persons such expressions include all or either of those persons, and obligations expressed or implied to be made by or with any of them will be deemed to be made by or with those persons jointly and severally.

2	Premises

The Landlord lets and the Tenant takes the Premises for the Term and at the Rent TOGETHER WITH the use in common with the Landlord and all other having the like right the following rights:

(a)	the use of the common areas and the common facilities of the Building (including the entrances, entrance halls, lobbies, staircases, landings, passageways, lavatories, passenger lifts, escalators and the air-conditioning system and the central air-conditioning services (if any) serving the Premises as shall be (where applicable) designated by the Landlord and/or the Manager from time to time); and

(b)	the right of free and uninterrupted passage and running of water, soil, gas, drainage, electricity and all other services or supplies through the Service Media (whenever the same shall be operating and/or available for use (where applicable) and subject to the terms of this Agreement and to the Deed of Mutual Covenant) insofar as the same are necessary for the proper use and enjoyment of the Premises and except insofar as the Landlord or the Manager may from time to time and upon prior notice to the Tenant (except in case of emergency) restrict such use

EXCEPTING AND RESERVING to the Landlord and all persons authorised by the Landlord or otherwise entitled thereto the following rights:

(a)	the right of free and uninterrupted passage and running of water, soil, gas, drainage, electricity and all other services or supplies through the Service Media together with the right upon prior appointment with the Tenant to enter on and upon and to pass through the Premises at all times to inspect, repair, maintain, alter, improve, renew, cleanse, relay or replace any such Service Media and all other installations, machinery and equipment relating to the same or any of them;

(b)	the exclusive right to install in or affix to any part of the Building (other than the Premises) such flues, pipes, conduits, chimneys, aerials, plant, machinery and other apparatus, signs, placards, posters and other advertising structures (whether illuminated or not) as the Landlord thinks fit together with the right to repair, maintain, alter, improve, renew, cleanse, relay service, remove or replace the same or any of them;

(c)	the right upon prior appointment with the Tenant to enter and remain on the Premises with or without workmen, appliances and materials in the circumstances permitted by this Agreement. In particular but without prejudice to the generality of the foregoing, the right to enter into and upon the Premises with or without workmen or others and with or without appliances at all times upon prior appointment with the Tenant (except in cases of emergency where the Landlord may break and enter the Premises) for the purpose of obtaining access to and egress from any machinery or switch rooms or the like in the Building and to view the state and condition thereof and to carry out all maintenance and repairs to the machinery, wiring, pipes and other equipment therein as the Landlord shall in its absolute discretion consider necessary;

(d)	the right to subjacent and lateral support from the Premises for the remainder of the Building; and

(e)	the right of access to all common areas and all common services and facilities of and in the Building;

Provided that in exercising the aforesaid rights, the Landlord shall cause as little inconvenience or disturbance as possible to the Tenant’s use and enjoyment of the Premises and the operation of the Tenant’s business in the Premises and shall (where applicable) make good any damage caused to the Premises SUBJECT TO the Deed of Mutual Covenant and to all rights, easements, quasi-easements and other similar rights and privileges to which the Premises are subject.

3	Tenant’s Positive Obligations

The Tenant will:

(a)	pay the Rent in advance and clear of any deductions, counterclaim or any right to withhold rent or set-off whatsoever (whether legal or equitable) on the first day of each calendar month; the first and the last of such payments will be apportioned according to the number of days in the relevant month included in the Term;

(b)	pay and discharge all charges and deposits for gas, water, electricity and telephone as may be shown by or operated from the Tenant’s individual metered supply or by accounts rendered to the Tenant in respect of all such utilities consumed on or in the Premises;

(c)	pay to the Landlord on demand all costs reasonably and properly incurred by the Landlord in cleansing, clearing, repairing or replacing any of the drains, pipes or sanitary or plumbing apparatus choked or stopped up owing to the improper use by the Tenant;

(d)	use the Premises only for such purposes as specified in Part IV of Schedule 3;

(e)	keep all the non-structural part of the interior of the Premises in good, clean, tenantable repair and condition and properly preserved and painted (fair wear and tear, damage or destruction owing to structural, latent or inherent defect of the Premises excepted);

(f)	repair and replace any window or glass panel which is broken or damaged by the Tenant;

(g)	repair and make good all defects and wants of repair to the Premises for the repair of which the Tenant is responsible under this Agreement forthwith in case of emergency or in any other case within one month (or such longer period with the consent of the Landlord) from the receipt of written notice from the Landlord or its authorised representative specifying any works or repairs which are required to be done and pay all costs (including all surveyors’ and other professional fees) reasonably incurred by the Landlord in the preparation and service of such notice. If the Tenant shall fail to execute such works or repairs within the specified period, the Landlord may (without prejudice to any other rights and remedies) upon prior notice to the Tenant enter upon the Premises to execute such works or repairs and the cost incurred by the Landlord shall be a debt due from the Tenant to the Landlord and be recoverable forthwith by action;

(h)	(i) save and except in so far as caused by the Landlord’s failure to duly observe and perform any of its obligations in this Agreement, be wholly responsible for any loss, damage or injury caused to any person whomsoever or any property whatsoever directly or indirectly through the defective or damaged condition of any non-structural part of the interior of the Premises or any machinery or plant or any fixtures or fittings or wiring or piping or other Service Media in on or under the Premises for the repair of which the Tenant is responsible under this Agreement or in any way caused by or owing to the spread of fire, smoke or fumes or the leakage or overflow of water originating from the Premises or any part of them through the act, default, negligence or omission of the Tenant or its employees, agents, contractors, invitees or licensees and make good the same by payment or otherwise and the Tenant will indemnify the Landlord against each loss, liability and cost which the Landlord incurs as a result of any such loss, damage or injury and all costs and expense incidental thereto Provided always that the Tenant shall not be liable to indemnify or reimburse the Landlord for any liability, loss, damage, expenses, demands, costs or legal proceedings to the extent caused by or arising from the Landlord’s failure to duly observe and perform any of its obligations in this Agreement; and

(ii) save and except in so far as caused by the Landlord’s failure to duly observe and perform any of its obligations in this Agreement, be wholly responsible for any claim arising as a result of any accident happening at the Premises or any injury suffered by or damage to any person or property or loss of any chattels or property sustained whether within or outside the Premises as a result of such accident and the Tenant will indemnify the Landlord against all costs, claims, demands, actions and legal proceedings whatsoever made upon the Landlord by any person in respect of any such accident, injury, damage or loss as aforesaid and each loss, liability and cost which the Landlord incurs as a result of any such accident, loss, damage or injury and all costs and expenses incidental thereto Provided always that the Tenant shall not be liable to indemnify or reimburse the Landlord for any liability, loss, damage, expenses, demands, costs or legal proceedings to the extent caused by or arising from the Landlord’s failure to duly observe and perform any of its obligations in this Agreement;

(i)	take all reasonable steps and precautions to protect the interior of the Premises against damage by storm or typhoon or the like;

(j)	take all reasonable steps and precautions to prevent the Premises or any part of them from becoming infested by termites, rats, mice, roaches or any other pests or vermin;

(k)	obey, comply with and indemnify the Landlord against each loss, liability and cost arising from the breach of any ordinances, regulations, bye-laws, rules and requirements of any Government or other competent authority relating to the use and occupation of the Premises or any other act, deed, matter or thing done, permitted, suffered or omitted in or on the Premises by the Tenant or any employee, agent, contractor, invitee or licensee of the Tenant and obtain prior to commencement of the Term and maintain in force and observe and comply with the terms of any approval, licence or permit required by any Government or other competent authority in connection with the Tenant’s use and occupation of the Premises and indemnify the Landlord against the consequences of any breach of this Clause;

(l)	permit the Landlord and its agents and servants to enter the Premises upon prior appointment with the Tenant and to view the state of the Premises at all reasonable times and:

(a)	to take inventories of the Landlord’s fixtures and fittings in the Premises and (where necessary) to prepare a schedule of any dilapidations in the Premises;

(b)	to carry out any work or repairs which are required to be done to the Premises;

(c)	to show the Premises to prospective purchasers;

(d)	during the last three months of the Term, to show the Premises to prospective tenants;

(e)	to carry out the Landlord’s obligations under this Agreement;

(f)	for the purpose of security or fire-fighting; and

(g)	to test, use, alter, maintain, repair, replay, renew, or replace the electrical wiring, gas piping and/or other installations and Service Media in the Premises if the same fall within the Landlord’s obligations hereunder;

(m)	at the expiration or sooner determination of the Term:

(a)	quietly yield up and deliver vacant possession of the Premises to the Landlord in such state and condition consistent with the due performance of the Tenant’s obligations under this Agreement and in good, clean and tenantable repair and condition (fair wear and tear, damage or destruction owing to structural, latent or inherent defect of the Premises excepted);

(b)	deliver to the Landlord all keys giving access to all parts of the Premises;

(c)	remove all the Tenant’s signs, notices, trade furniture and fittings and effects upon or in the Premises and (unless the Landlord otherwise requires) all alterations, fixtures, fittings and additions to any part of the Premises made by the Tenant at any time whether during the Term or any prior term of tenancy or any other period of occupation of the Premises by the Tenant whatsoever and, yield up the Premises in “as-is” condition and make good and repair in a good and proper workmanlike manner any damage to the Premises caused by the removal of the same Provided that the Tenant’s obligations in respect of such removal or reinstatement under this Clause may be released or varied by the Landlord notifying the Tenant in writing that the Landlord proposes, without payment of compensation, to retain all or any part of the aforesaid alterations, fixtures, fittings and additions (as the case may be);

(d)	if the original colour of the interior of the Premises or any part of them has been changed by the Tenant at any time whether during the Term or any prior term of tenancy or any other period of occupation of the Premises by the Tenant whatsoever, the Landlord may at its own discretion decide whether or not the Tenant has to reinstate the original colour of the Premises or (as the case may be) such part of them and the Tenant shall forthwith at its own cost reinstate the original colour of the Premises or (as the case may be) such part of them upon prior written request of the Landlord which shall be duly served on the Tenant within reasonable time before the termination of this Agreement;

(e)	if the Tenant shall fail to comply with either of Clauses 3(m)(a), (b), (c) or (d) above, the Tenant shall pay to the Landlord on demand:-

(1)	any losses, damages, costs and expenses incurred by the Landlord in remedying the breach (including losses, damages, costs and expenses incurred by the Landlord in connection with the Landlord’s failure to hand over possession of the Premises to incoming tenants, licensees or occupiers following the end or sooner determination of the Term; and

(2)	a sum equivalent to the Rent payable immediately before the end or sooner determination of the Term for the period required to remedy the breach;

(n)	pay or reimburse the Landlord on demand as additional rent any sales tax, value added tax or any tax of a similar nature chargeable in respect of any payment made by the Tenant under or in connection with this Agreement or paid by the Landlord on any payment made by the Landlord where the Tenant agrees in this Agreement to reimburse the Landlord for such payment;

(o)	pay or reimburse the Landlord on demand as additional rent all costs it reasonably and properly incurs in connection with:

(a)	the remedying of any breach of the Covenants by the Tenant; and

(b)	any application by the Tenant for the Landlord’s consent or approval, whether or not such consent or approval is refused, or the application is withdrawn;

(p)	if the Tenant applies for consent or approval, disclose to the Landlord such necessary information as the Landlord may reasonably require;

(q)	indemnify the Landlord against each loss, liability and cost arising from:

(a)	any breach of the Covenants by the Tenant;

(b)	the use or occupation of the Premises;

(c)	any alteration, addition, repair or other works carried out by the Tenant to the Premises;

(d)	anything installed by the Tenant which is attached to or projecting from the Premises;

(e)	any act, default, negligence or omission of the Tenant or any of its employees, servants, contractors, agents, licensees or invitees or any persons in the Premises or the Building with the actual or implied authority of any of them; and

(f)	the demand of payment of any Rent, Management Charge and the Air-conditioning Charge in arrears or any outstanding sums payable by the Tenant under this Agreement and the enforcement of any other Covenants;

(r)	fit out and decorate the interior of the Premises in a good and proper workmanlike manner in accordance with such plans and specifications as shall have been first submitted to and approved by the Landlord (which approval shall not be unreasonably withheld or delayed or be made subject to unreasonable conditions);

(s)	repair or replace by a duly registered contractor, statutory undertaker or authority (as the case may be) any of the electrical wiring installations and fittings within the Premises and the wiring from the Tenant’s meter to the Premises when so required by the utility company or the Government or other competent authority;

(t)	maintain all toilets and sanitary and water apparatus located within the Premises (or elsewhere if used exclusively by the Tenant) in good, clean and tenantable state and in proper repair and condition (fair wear and tear, damage or destruction owing to structural, latent or inherent defect of the Premises excepted);

(u)	forthwith notify the Landlord and (where necessary) the Manager in writing upon the Tenant becomes aware of:

(a)	any loss, injury or damage that may be suffered to the Premises or to any person upon the Premises or any accident happening at the Premises;

(b)	any defects in the Service Media or other installations, fittings or fixtures, services and facilities of and in the Premises or other installations, services or facilities of and in the Building; and

(c)	full particulars of any notice served by the Manager or the Government or other competent authority on the Tenant and if such notice relates to matters for which the Tenant is responsible under this Agreement, the Tenant shall comply with the same as soon as possible and without delay but in any event within the time stipulated in such notice (if any);

(v)	pay the Landlord immediately on demand the cost of affixing, repairing or replacing as necessary the Tenant’s name in lettering to such directory board (if any) at the lift lobby of the Building and on the floor on which the Premises are situated as designated by the Landlord;

(w)	be liable for any act, default, negligence or omission of the contractors, employees, agents, invitees or licensees of the Tenant as if it were the act, default, negligence or omission of the Tenant and indemnify the Landlord against all loss, costs, claims, demands, expenses or liability to any third party in connection with such act, default, negligence or omission;

(x)	pay the Landlord immediately on demand the cost of repairing or replacing any part of the Building and any services and facilities in the Building that may be damaged by any act, default, negligence or omission of the Tenant or its employees, agents, contractors, invitees or licensees or any other person claiming through or under the Tenant;

(y)	the Tenant hereby acknowledges that the Landlord has effected and is maintaining with its insurance company insurance of the Building expressly covering the Landlord’s loss of rent / licence fee for a minimum period of twelve (12) months arising from or in connection with any of the circumstances more particularly described in Clause 9 of this Agreement (“Loss-of-rent Insurance”) proceeds of which that will be allocated to the Premises shall always be for the full benefit of the Landlord solely and shall cover for the full reinstatement value of the Premises and every part thereof, both the interior and the exterior, so that both the non-structural and structural aspects of the Premises shall be sufficiently insured. Such Loss-of-rent Insurance (if so required by the Landlord’s mortgagee) may be endorsed to show the interest of the Landlord’s mortgagee. The Tenant hereby agrees and undertakes to fully reimburse the Landlord all premium, cost and expenses from time to time reasonably incurred and payable by the Landlord in respect of such Loss-of-rent Insurance that shall be allocated to and apportioned for the Premises upon demand by the Landlord and the Landlord shall apply all the insurance proceeds payable under such Loss-of-rent Insurance for the purpose of rebuilding and reinstating the Premises as expeditiously as is possible;

(z)	(i) the Tenant further acknowledges that the Landlord has effected and is maintaining comprehensive insurance cover in respect of the Building against the Insured Risks (as hereinafter defined) and liability for loss, injury or damage to any person or property whatsoever arising as a direct or indirect result of any act, neglect, default or omission of the tenants, licensees or their contractors, servants, agents, licensees or invitees (“All Risk Insurance”) with an insurance company of good repute and also in respect of the following covering, inter alia, the Premises:

(1)	Third Party — Protection of the interior of the Building and any part thereof against damage by storm or typhoon or the like and liability for loss, injury or damage to any person or property whatsoever which might give rise to a claim for indemnity in respect of any fitting out or decoration of the interior of the Building and any part thereof and any third party liability arising from any accident happening at the Building and any part thereof or injury suffered or damaged to any person or property or loss of any chattel or property sustained whether within or outside the Building and any part thereof as a result of such accident;

(2)	Glass — All glass now or hereafter on or in the Premises for its full replacement value;

(3)	Water Damage — Including damage to stock, fixtures and fittings for the full insurable value occurring in respect of the use or misuse of the fire sprinkler system (if any) installed within the Premises or the incursion of water therein;

(4)	Fittings and Stock — The fittings, stock and equipment within the Premises against fire and extraneous perils for their full replacement value; and

(5)	Fire and extraneous perils — Including adequate cover against loss or damage to stock, fixtures and fittings, articles of a decorative nature and personal effects for their full replacement value;

(ii)	for the purpose of this Agreement, “Insured Risks” means damage by fire, storm, tempest, earthquake, flood, lightning, subsidence, heave, landslide, explosion, aircraft (not being hostile aircraft) and articles dropped therefrom, riot, civil commotion, malicious damage, impact bursting or overflowing of pipes and such other risks or perils as the Landlord shall from time to time reasonably think desirable;

(iii)	the Tenant agrees and undertakes to fully reimburse the Landlord all premium, cost and expenses from time to time reasonably incurred and payable by the Landlord in respect of such All Risk Insurance that shall be allocated to and apportioned for the Premises upon demand by the Landlord;

(aa)	keep the Premises at all times in a clean and sanitary state and condition (fair wear and tear, damage or destruction owing to structural, latent or inherent defect of the Premises excepted);

(bb)	take reasonable actions to cushion any machinery placed on or affixed to the Premises and mount and equip any machinery (particularly machinery with horizontal or vertical reciprocating action) and every part thereof with anti-vibration absorbers and anti-jumping absorbers of such types and designs as shall have been first approved of in writing by the Landlord, and comply with all reasonable direction or orders of the Landlord for eliminating and reducing vibrations, annoyance and jumping produced by the operation and running of any of the machinery installed at the Premises;

(cc)	remove at the cost of the Tenant any structures, erections, partitions or other alterations made by the Tenant on or in or upon the Premises as and when so required by the Building Authority or other Government or competent authority and make good all damage caused by such removal. The Landlord shall not be responsible to the Tenant for any loss, damage, cost or expense suffered or incurred by the Tenant as a result of such removal; and

(dd)	in carrying out any fitting out, renovation, decoration, installation, alteration and any other works under this Agreement, obey and comply with all reasonable instructions and directions which may be given by the Landlord, the Manager or their respective authorised representatives in connection with the carrying out of such work.

4	Tenant’s Negative Obligations

4.1	The Tenant shall not:

(a)	(i) without the previous written consent of the Landlord, make any structural alterations in or structural additions to the Premises or any part of the Premises or erect, install or alter any fixtures, partitioning or other erections or installation in the Premises or any part of the Premises which may affect the structure of the Premises;

(ii) without the previous written consent of the Landlord, install any air-conditioning plant or equipment of any kind on or within or at any part of the Premises provided that if the Landlord’s written consent shall have been obtained the Tenant shall comply with the directions and instructions of the Landlord regarding installation and the Tenant shall at its own expense be responsible for their periodic inspection, maintenance and repair and for the replacement of defective or worn parts and wiring and the Tenant shall be strictly liable for any damage caused by the installation, operation, defect or removal of such air-conditioning plant and equipment;

(iii) make any alterations in or additions to the mechanical or electrical installations in the Building nor install any equipment, apparatus or machinery which exceeds the loading of the electrical installations or the electrical main or wiring in the Building or which consumes electricity not metered through the Tenant’s separate meter; and

(iv) make any alterations to any Service Media, or other installations, fixtures and fittings of and in the Premises and/or the Building so as to affect or be likely to affect the supply of water, electricity or other utility or service to or in the Building or any part thereof;

(b)	without the consent of the Landlord (which consent shall not be unreasonably withheld or delayed or be made subject to unreasonable conditions), cut, maim or injure any doors, windows, walls, beams, slabs, structural members or any part of the fabric of the Premises nor any of the plumbing or sanitary apparatus or installations included in the Premises;

(c)	assign, transfer, sublet, share or part with possession of the Premises or any part of the Premises to or with any person whereby any person other than the Tenant obtains the use or possession of the Premises or any part of the Premises irrespective of whether any rental or other consideration is given for such use or possession;

(d)	use the Premises for any purpose other than the purposes specified in Clause 3(d) and in particular but without prejudice to the generality of the foregoing, the Tenant shall not use the Premises for any domestic purposes or for any trade or business which is now or may hereafter be declared to be an offensive trade under the Public Health and Municipal Services Ordinance or for the purpose of a Buddhist hall or temple or for the performance of the ceremony known as Ta Chiu (打醤) or for any similar ceremony or for any other religious purpose or the performance of any religious ceremony;

(e)	produce any music, noise (including sound produced by broadcasting or any apparatus or equipment capable of producing, reproducing, receiving, constitutes or recording sound) which constitutes a nuisance, annoyance or disturbance to the Landlord or to the tenants or occupiers of other premises in the Building or in any adjoining or neighbouring building;

(f)	do anything which constitutes a nuisance, annoyance, disturbance, inconvenience, danger or damage to the Landlord or to the tenants or occupiers of other premises in the Building or in any adjoining or neighbouring building;

(g)	do anything:

(a)	which amounts to a breach of any of the negative covenants or conditions of the Government Grant and/or the Deed of Mutual Covenant (if any), and the Tenant shall indemnify the Landlord on demand against each loss, liability and cost which the Landlord incurs as a result of any breach of this Clause; or

(b)	whereby any policy of insurance as effected and maintained by the Landlord on the Landlord’s Premises and/or the Building against loss or damage by fire and/or other insurable risks and/or claims by third parties for the time being in force may be rendered void or voidable or whereby the premium may be increased, Provided That if as the result of anything done, permitted or suffered by the Tenant, the premium on any such insurance is increased, the Tenant shall be liable to pay for the increased premium;

(h)	keep or store on or in the Premises any arms, ammunition, gunpowder, saltpetre, petroleum, liquefied petroleum gas, butane gas, kerosene or other explosive, combustible or hazardous goods;

(i)	use the Premises or any part thereof for gambling or for any illegal, immoral or improper purposes or in any way so as to cause nuisance, annoyance, disturbance, inconvenience, damage or danger to the Landlord or the tenants or occupiers of other premises in the Building or in any adjacent or neighbouring building;

(j)	without the previous written consent of the Landlord, affix or display within or outside the Premises any signboard, sign, decoration or other device whether illuminated or not which may be visible from outside the Premises;

(k)	affix anything or paint or make any alteration whatsoever to the exterior of the Premises. In particular but without prejudice to the generality of the foregoing, the Tenant shall not install any supports or erect any brackets or install any wires, aerials, fittings, plant, equipment, signs, advertisements or blinds on or protruding from the windows or any part of the exterior walls or flat roofs of the Premises for any purpose including the installation of air-conditioners;

(l)	encumber or obstruct with any boxes, packaging or obstruction of any kind or nature any of the entrances, staircases, driveways, landings, passages, lifts, lobbies, fire exits or other parts of the Building in common use nor leave rubbish or anything in any part of the Building not in the exclusive occupation of the Tenant save and except the disposal of refuse and garbage at the designated locations in the Building;

(m)	without the previous written consent of the Landlord, use the Premises or any part of the Premises as sleeping quarters or as domestic premises within the meaning of any ordinance for the time being in force or allow any person to remain in the Premises overnight. The Landlord’s consent will only be given to enable the Tenant to post watchmen to look after the contents of the Premises. The Tenant must first notify and register the names of such watchmen with the Landlord;

(n)	store or place any goods, machinery or other things on or in any part of the Premises which exceeds the maximum floor loading of the Premises. The Landlord shall be entitled to prescribe the maximum weight and permitted location of safes and other heavy equipment and to require that the same stand on supports of such dimensions and material to distribute the weight as the Landlord may deem necessary. All fees reasonably incurred by the Landlord in obtaining the approval of its architects to the location of heavy objects shall be borne by the Tenant and payment therefor shall be imposed as a pre-requisite to the Tenant receiving such consent;

(o)	without the previous written consent of the Landlord, alter the existing locks, bolts and fittings and other security devices on the entrance doors of the Premises or install additional locks, bolts or other fittings and other security devices to the entrance doors of the Premises;

(p)	damage, injure, deface or interfere in any way whatsoever with any other part of the Building, the Land or the Service Media or other apparatus, equipment, services, facilities or areas within the Land and/or the Building designed for common use;

(q)	use the Premises or any part thereof for dyeing, bleaching or manufacturing plastic wares, foam rubber or any products which during the manufacturing process will emit poisonous or offensive odours, or for the carrying on of the business of an undertaker, funeral home, coffin shop, ballroom or cabaret or of any vocation which is noxious or may be calculated to attract to the Building or any part thereof persons of an undesirable character;

(r)	use the passenger lifts in the Building for delivery of furniture or other large objects to and from the Premises, or load into any of the lifts in the Building a weight greater than such lift is designed or permitted to carry;

(s)	cook or prepare any food in the Premises or produce or permit any offensive or unusual odours to be produced upon or emanate from the Premises;

(t)	use any lavatory facilities located inside the Premises for any purpose other than that for which they are intended, or throw into any W.C. pan, urinal basin, sink or other lavatory fitting any foreign or deleterious substance of any kind, and the Tenant shall pay to the Landlord immediately on demand the cost of any breakage, blockage or damage resulting from a breach of this Clause;

(u)	keep any pets, animals or livestock inside the Premises;

(v)	tout or solicit business or distribute any pamphlets, notices or advertising matter outside the Premises or anywhere in the Building;

(w)	without the previous written consent of the Landlord, erect or install doors, gates, metal grilles, shutters or similar installations whatsoever whether temporary or permanent at the doorway or entrance to the Premises or at any of the fire exits from the Premises, and if the Landlord’s written consent shall have been obtained any such door, gate, metal grille, shutter or installations so erected or installed shall not contravene the regulations from time to time in force of the Fire Services Department or other competent authority concerned or the Deed of Mutual Covenant;

(x)	without the previous written consent of the Landlord, block up, darken or obstruct or obscure any window or lights in the Premises;

(y)	park in or obstruct or otherwise use nor permit any vehicle of any contractor, employee, agent, invitee or licensee of the Tenant to park in or obstruct or otherwise use those areas of the Building (other than the Premises) (if any) allocated to parking or for the movement of or access for vehicles or designated as loading/unloading areas other than in accordance with the Deed of Mutual Covenant;

(z)	install any machinery in the Premises without first having submitted full particulars, information, details (particularly as to the type and weight) in respect of the same and plans showing the actual position at which such machinery is intended to be installed to the Landlord and obtained the written consent of the Landlord and the Tenant shall be responsible for any costs and expenses reasonably and properly incurred by the Landlord in connection with the giving of such consent;

(aa)	erect any shelters or coverings on any part of the flat roofs or roof of the Building;

(bb)	without the prior written consent of the Landlord and of the appropriate Government authority first had and obtained, install or use or permit or suffer to be installed or used any machinery, extract fan, furnace, boiler or other plant or equipment or any fuel or method or process of manufacture or treatment which might in any circumstances result in the discharge or emission, whether aerial or otherwise, of any noxious, harmful or corrosive matter, whether it be in the form of gas, smoke, liquids or solids or otherwise and in the event of any such emission the Tenant shall forthwith discontinue the use of the machine or equipment causing or giving rise to the same and not to re-commence the use thereof until the fault or defect giving rise to the emission is eliminated; and

(cc)	without the prior written consent of the Landlord and of the appropriate Government authority first had and obtained, discharge or cause or permit or suffer to be discharged into the sea, public sewer, stormwater drain, channel or streamcourse any trade effluent or foul or contaminated water or cooling water.

4.2	Breaches of Clause 4.1(c)

(a)	In the event of a breach of Clause 4.1(c) by the Tenant, the Landlord may terminate this Agreement immediately.

(b)	This Agreement and the tenancy of the Premises created under this Agreement is personal to the Tenant named in this Agreement and without in any way limiting the generality of Clause 4.1(c), the following acts and events will, unless previously approved in writing by the Landlord, be deemed to be breaches of Clause 4.1(c):

(a)	in the case of a tenant which is a partnership, taking in of one or more new partners whether on the death or retirement of an existing partner or otherwise;

(b)	in the case of a tenant who is an individual (including a sole surviving partner of a partnership tenant), the death, insanity or other disability of that individual, to the intent that no right to use, possess, occupy or enjoy the Premises or any part of the Premises vests in the executors, administrators, personal representatives, next of kin, trustee or committee of any such individual;

(c)	in the case of a tenant which is a corporation, any voluntary liquidation (save for the purpose of amalgamation or reconstruction);

(d)	the giving by the Tenant of a power of attorney or similar authority whereby the donee of the power obtains the right to use, possess, occupy or enjoy the Premises or any part of the Premises; or

(e)	the change of the Tenant’s business name.

5	Landlord’s Obligations

5.1	Landlord’s Obligations

The Landlord will:

(a)	pay the property tax and Government rent and all outgoings and expenses of a capital nature attributable to or payable in respect of the Premises;

(b)	subject to the Tenant paying the Rent (including the Management Charge and the Air-conditioning Charge), other charges and observing and performing the Covenants, allow the Tenant to peaceably hold and enjoy the Premises during the Term without any interruption by the Landlord or any person lawfully claiming through, under or in trust for the Landlord or by virtue of title paramount;

(c)	repair and maintain the structural part of the Premises. The Landlord is not liable for a breach of Clause 5.1(c) unless and until the Tenant has first given the Landlord written notice of any defect or want of repair and the Landlord has failed to carry out any such necessary repair and maintenance within a reasonable time from the service of the notice on it by the Tenant; and

(d)	use reasonable endeavours to procure that the Manager undertakes its responsibility contained in the Deed of Mutual Covenant in respect of the repair and maintenance of the structure, exterior, main walls and Service Media of the Building and the escalators, lifts, fire services and security installations, air-conditioning system and any other common services and facilities in the Building. The Landlord is not liable for a breach of Clause 5.1(d) unless and until the Tenant has first given the Landlord written notice of any defect or want of repair and the Landlord has failed to notify the Manager to carry out any such necessary repair and maintenance within a reasonable time from the service of the notice on it by the Tenant.

6	Default

6.1	Re-entry on Default

The Landlord may at any time re-enter the Premises or any part of the Premises in the name of the whole if any of the following events occur:

(a)	the Rent (including the Management Charge and the Air-conditioning Charge) and/or any of the other charges payable under this Agreement remain unpaid for fifteen days after they have become payable (whether legally or formally demanded or not);

(b)	the Tenant fails or neglects to observe or perform any of the Covenants within a reasonable period of time after the Tenant has received a written notice from the Landlord requesting the Tenant to remedy such breach;

(c)	a petition is filed for the bankruptcy or winding up of the Tenant;

(d)	the Tenant becomes bankrupt or being a corporation goes into liquidation (except the voluntary liquidation of a solvent company for the purposes of amalgamation or reconstruction or except the voluntary liquidation for any other purposes with the previous written consent of the Landlord (which consent shall not be unreasonably withheld or delayed or be made subject to unreasonable conditions));

(e)	the Tenant stops or suspends payment of its debts or shall be unable to or admits its inability to pay its debts as they fall due or the Tenant otherwise becomes insolvent or makes any composition or arrangement with creditors or suffers any execution to be levied on the Premises or otherwise on the Tenant’s goods or a receiver is appointed over the whole or any part of the property, assets or undertaking of the Tenant;

(f)	the Tenant continues to cause unnecessary annoyance, inconvenience or disturbance to the Landlord after the Landlord has served a written warning on the Tenant. For the purpose of this Sub-clause (f), persistent failure to pay Rent as and when it falls due will be regarded as causing unnecessary annoyance, inconvenience or disturbance to the Landlord;

(g)	the Tenant shall suspend or cease or threaten to suspend or cease to carry on its business;

(h)	the Tenant fails to satisfy any judgment that may be given in any action against it after final appeal; or

(i)	should any event occur or proceedings be taken with respect to the Tenant in any jurisdiction to which the Tenant is subject which has an effect equivalent or similar to any of the events or circumstances described in Sub-clauses (a) to (h) of this Clause 6.1.

6.2	Consequences of Re-entry

If the Landlord re-enters the Premises, this Agreement will terminate and the Landlord may forfeit the Deposit but without prejudice to any right of action of the Landlord in respect of any outstanding breach or non-observance or non-performance by the Tenant of any of the Covenants.

6.3	Notice of Re-entry

A written notice served by the Landlord on the Tenant in manner set out in this Agreement to the effect that the Landlord exercises its power of re-entry will be a full and sufficient exercise of such power without actual physical entry on the part of the Landlord.

6.4	Demand and Acceptance of Rent

Any demand for or acceptance of any Rent and other charges by the Landlord or its agent under this Agreement will not be deemed to operate as a waiver by the Landlord of any rights to proceed against the Tenant in respect of any breach, non-observance or non-performance by the Tenant of any of the Covenants. Any breach, non-observance or non-performance of any of the Covenants will be deemed to be a continuing breach of Covenant and the Tenant will not be entitled to set up any such demand for or acceptance of Rent as a defence in any action for forfeiture or otherwise.

6.5	Distraint

For the purposes of Part III of the Landlord and Tenant (Consolidation) Ordinance, (Chapter 7) and of this Agreement, the Rent, the Management Charge, the Air-conditioning Charge and other charges payable in respect of the Premises will be and will be deemed to be in arrears if not paid in advance at the times and in the manner set out in this Agreement and all costs of and incidental to any demand for the Rent, the Management Charge, the Air-conditioning Charge or any other charges payable under this Agreement or any actions or distraint for recovery of the same shall be paid by the Tenant on a full indemnity basis and be recoverable from the Tenant as a debt.

6.6	Interest

Notwithstanding anything in this Agreement, if the Tenant fails to pay the Rent payable under this Agreement on the date on which they fall due for payment (whether legally or formally demanded or not), the Tenant will pay to the Landlord on demand interest on the amount in arrears at the Prescribed Rate. Such interest shall be calculated from the date on which the payment becomes due for payment until the actual date of payment. The interest is payable as liquidated damages and not as a penalty. The demand and/or receipt by the Landlord of interest pursuant to this Clause is without prejudice to and does not affect any other right or remedy of the Landlord (whether before or after any judgment) (including the right of re-entry) exercisable under the terms of this Agreement.

7	Tenant’s Deposit

7.1	Payment of Deposit

The Tenant will pay the Deposit to the Landlord on the signing of this Agreement to secure the due observance and performance by the Tenant of the Covenants.

7.2	Deduction of Deposit

The Landlord will retain the Deposit throughout the Term free of any interest to the Tenant. The Landlord has the power, without prejudice to any other right or remedy under this Agreement, to forfeit the Deposit as provided in Clause 6.2 and to deduct from the Deposit the amount of any costs, expenses, loss or damage sustained by the Landlord as the result of any breach, non-observance or non-performance of the Covenants. In the event that the Landlord makes such a deduction, the Tenant will, as a condition precedent to the continuation of this Agreement, deposit with the Landlord the amount so deducted. If the Tenant fails to do so, the Landlord will immediately be entitled to terminate this Agreement and re-enter the Premises as provided in Clause 6.1.

7.3	Increase in Deposit

Whenever there is an increase in the Rent, or if the Landlord makes any deduction from the Deposit during the Term, the Tenant must upon demand by the Landlord pay to the Landlord an additional sum to restore the Deposit to the equivalent of the number of months’ Rent set out in Part III of Schedule 3 payable in respect of the Premises or a sum sufficient to replace the sum so deducted (as the case may be). Upon receipt by the Landlord these sums will form part of the Deposit.

7.4	Refund of Deposit

Subject to Clause 7.2, the Landlord will refund the Deposit without interest to the Tenant within thirty days after whichever is the later of:

(a)	the expiration or sooner determination of this Agreement and the delivery of vacant possession of the Premises to the Landlord in accordance with the terms hereof; or

(b)	the settlement of the last outstanding claim by the Landlord against the Tenant in respect of any breach, non-observance or non-performance of any of the Covenants and if the Deposit shall be insufficient then the deficit shall forthwith be made good by the Tenant to the Landlord.

7.5	Transfer of Deposit

If the Landlord sells or otherwise assigns its interest in the Premises or this Agreement during the Term or creates a concurrent tenancy of the Premises, the Landlord will be entitled to transfer the Deposit or the balance of it after making any deduction in accordance with the terms of this Agreement (whether with or without the consent of the Tenant) to such assignee (to which transfer the Tenant hereby consents) to the intent that the Landlord’s obligation to repay the Deposit or such balance to the Tenant shall be an obligation which runs with the land and that the Landlord’s successor in title for the time being in possession of the reversionary interest shall be obliged to repay the Deposit or such balance to the Tenant in accordance with the terms of this Agreement.

Upon the Landlord giving to the Tenant notice of such transfer the Landlord shall be discharged of any obligation to repay the Deposit or such balance and of any obligation otherwise to perform this Agreement as and from the date of completion of the sale or assignment of the Premises or this Agreement or the creation of such concurrent tenancy.

7.6	Deposit Not to be Treated as Rent

The Tenant shall not treat payment of the Deposit as payment of the Rent and other charges payable under this Agreement under any circumstances.

8	Exclusions

8.1	Malfunction of Lifts, Overflow of Water etc.

Save and except in so far as caused by the act, default, omission or negligence of the Landlord or its agents, employees, servants or contractors or in any way owing to the Landlord’s failure to duly observe and perform any of its obligations in this Agreement, the Landlord is not, in any circumstances, liable to the Tenant or any other person whomsoever for any of the following matters:

(a)	any injury, loss, damage or loss of business which may be suffered or sustained by the Tenant or any other person or to any property caused by or through or in any way owing to or arising out of or connected with:

(a)	any failure, malfunction, defect in or breakdown of the lifts, escalators, fire and security services, air-conditioning system or any other services or facilities provided in the Building; or

(b)	any failure, malfunction, explosion, variation, interruption or suspension of electricity or water supply or any other services provided in or serving the Building;

(b)	any injury, loss, damage, or loss of business which may be suffered or sustained by the Tenant or any other person or to any property caused by or through or in any way owing to or arising out of or connected with:

(a)	any typhoon, landslide, subsidence of the ground;

(b)	the escape of fumes, smoke, fire or any other substance or thing;

(c)	the overflow of water or vibrations from anywhere within the Building or in the neighbourhood;

(d)	the overflow or leakage of water or electric current from or through or the influx of water into the Premises or the Building or the Land;

(e)	the activity of termites, roaches, rats or other pests or vermin in the Building or the Land;

(f)	the act, neglect, default or omission of the tenants and occupiers of the other parts of the Building or the Land and their respective employees, servants, contractors, agents, licensees, and invitees;

(g)	the defective or damaged condition of the Premises or the Building or the Land or any part of them; or

(h)	the dropping or falling of any article from the Building;

(c)	the security or safekeeping of the Premises or any contents in the Premises and, in particular, the provision by the Landlord or the Manager of watchmen, caretakers or any mechanical or electrical alarm systems (if any) of whatever nature does not create any obligation on the part of the Landlord nor the Manager as to the security of the Premises or any contents in the Premises, and the safety of the Premises and the contents in the Premises shall at all times be the responsibility of the Tenant;

(d)	the supervision of or for any damage or loss to vehicles or accessories or injury to persons or any other damage resulting therefrom;

(e)	the obstruction or interruption of an easement or any right granted to the Tenant under this Agreement;

(f)	the alteration, designation, redesignation and/or abolition for use of any of the common areas and the common services and facilities of and in the Building or any part of them;

(g)	noise, vibration, the emission of dust and/or other substances affecting the Premises or the Building or the Land and other forms of disturbance arising from or in connection with any demolition, renovation, alteration, improvement, construction, building development and/or redevelopment works on the Building or any adjoining property in the neighbourhood or any part of them; and

(h)	any accident happening or injury suffered or damage to or loss of any chattel or property sustained on the Premises.

8.2	Indemnity

The Tenant will indemnify the Landlord against each loss, liability and cost which the Landlord incurs arising out of any loss, damage or injury referred to in Clause 8.1 caused by the Tenant or its agents, employees, servants, contractors, licensees or invitees.

8.3	Non-abatement

Neither the Rent and other charges payable under this Agreement nor any part of them will abate or cease to be payable if any of the events referred to in Clause 8.1 happen.

8.4	Exclusion of Use Warranty

The Landlord does not represent or warrant that the Premises are suitable for the use or purposes authorised in this Agreement and the Landlord does not represent or warrant that the Premises are fit for the purpose for which they are let or for any other purposes whatsoever used or intended to be used by the Tenant and the Landlord shall not be responsible or liable to the Tenant for any loss or damages in respect thereof. The Tenant must satisfy itself and will be deemed to have satisfied itself that the Premises are suitable for the purposes for which they are to be used. The Tenant will at its own expense apply for any requisite licence or permit from the Government or public authorities in respect of the carrying on of the Tenant’s business in the Premises and will comply with all ordinances, regulations, orders, notices and rules made by the Government or public authorities in connection with the conduct of such business by the Tenant in the Premises. The Tenant shall keep the Landlord fully indemnified against all losses, damages and costs sustained and incurred by the Landlord arising from any breach of this provision or any misuse of the Premises or any part thereof or in any way arising from or in connection with the use of the Premises or any part thereof by the Tenant.

9	Suspension of Rent in Case of Fire etc.

9.1	Suspension of Rent

If:

(a)	the Premises or the Building or any part of them shall at any time during the Term be inaccessible, destroyed or so damaged owing to fire, water, storm, wind, typhoon, defective construction, white ants, earthquake, subsidence of the ground or any calamity beyond the control of the Landlord and which is not attributable to the act, default, neglect or omission of the Tenant or any of its servants, agents, employees, contractors, licensees or invitees as to render the Premises or such part of them unfit for use in accordance with Clause 3(d); or

(b)	at any time during the Term the Premises or the Building is condemned as a dangerous structure, or a demolition order or closing order becomes operative in respect of the Premises or the Building so as to prevent the occupation of the Premises, the happening of which is not attributable to the act, default, neglect or omission of the Tenant or any of its agents, employees, servants, contractors, licensees or invitees, then the Rent hereby reserved or a fair proportion of such Rent (the proportion to be agreed between the Landlord and the Tenant, failing which, to be determined by an independent surveyor appointed by the President of the Hong Kong Institute of Surveyors on the application of either party who shall act as an arbitrator and whose decision shall be final and binding) according to the nature and extent of the damage sustained or order made shall immediately be suspended until the Premises or the Building or such part of them are again rendered accessible or fit for use in accordance with Clause 3(d) or the said condemnation or order lifted, as the case may be and the Landlord shall pay to the Tenant the amount of any abatement in so far as the Rent have been paid in advance. The Landlord shall be under no obligation to render the Premises or the Building or such part of them accessible or fit for use in accordance with Clause 3(d) or to procure the lifting of the said condemnation or order or to repair or reinstate the Premises or the Building or any part thereof. If the Premises or the Building have not been rendered accessible or fit for use in accordance with Clause 3(d) or the said condemnation or order has not been lifted in the meantime, then either the Landlord or the Tenant may at any time at least three months after such inaccessibility, damage, destruction, condemnation or order give to the other of them written notice to terminate this Agreement and thereupon the same and everything herein contained shall cease and be of no further effect and the Landlord shall return to the Tenant the Deposit paid hereunder in accordance with the terms hereof but without prejudice to the rights and remedies of either party against the other in respect of any antecedent claim or breach of the agreements stipulations terms and conditions herein contained or of the Landlord in respect of the Rent payable hereunder prior to such notice.

9.2	Consequences of Termination

If this Agreement is terminated in accordance with this Clause 9, the tenancy and everything contained in this Agreement will terminate as from the date of the occurrence of such destruction, damage, condemnation or order or of the Premises becoming inaccessible. Such termination is without prejudice to the rights and remedies of either party against the other in respect of any antecedent claim or breach of the agreements, stipulations, terms, and conditions contained in this Agreement or of the Landlord in respect of the Rent payable in accordance with the terms of this Agreement before the coming into effect of the suspension.

10	Miscellaneous

10.1	Acts of Servants, Visitors etc.

For the purpose of this Agreement, any act, default, neglect or omission of any guest, visitor, employee, contractor, agent, licensee or invitee of the Tenant shall be deemed to be the act, default, negligence or omission of the Tenant.

10.2	Landlord Can Exhibit Letting Notice During the Last 3 Months of the Term

During the last three months of the Term, the Landlord can affix and maintain without interference upon any external part of the Premises a notice stating that the Premises will be let and such other related information as the Landlord reasonably requires Provided that the aforesaid notice shall not be erected in such a fashion and shall not contain such information causing unnecessary inconvenience or disturbance to the Tenant’s use and enjoyment of the Premises and the operation of the Tenant’s business in the Premises.

10.3	Disposal of Effects

(a)	The Landlord may dispose of any chattels and other property remaining in or left by the Tenant on the Premises on any terms that the Landlord thinks fit after the Tenant has vacated the Premises upon the expiration or sooner determination of this Agreement. The Landlord is not liable to the Tenant in respect of any such chattels and other property left nor accountable to the Tenant for the proceeds of such disposal.

(b)	The Landlord can deduct from the Deposit, or if the Deposit is insufficient, claim against the Tenant for all costs incurred by the Landlord in disposing the chattels and property left at the Premises after the expiration or sooner determination of this Agreement.

10.4	No Fine or Premium Paid

The Tenant acknowledges that no fine, premium, key money or other consideration other than considerations expressly provided for in this Agreement has been paid by the Tenant to the Landlord or its agents for the grant of this Agreement.

10.5	Personal Data (Privacy) Ordinance

All personal data within the meaning of Section 2 of the Personal Data (Privacy) Ordinance (Cap.486) relating to the Tenant contained in this Agreement and/or collected in the course of preparing and completing this Agreement can be used and/or disclosed to any third party by the Landlord for all lawful purposes and operations of the Landlord as the Landlord may deem fit.

10.6	Benefit of this Agreement

This Agreement and all the covenants made by the Tenant will enure to the benefit of the Landlord’s assigns and successors.

10.7	Special Conditions

The special conditions set out in Schedule 4 form an integral part of this Agreement. In the event of conflict between such special conditions and the terms and conditions of this Agreement, the special conditions shall prevail.

11	Expenses

Each party is responsible for its own legal costs and other costs and expenses incurred in the negotiation, preparation, and completion of this Agreement.

12	Stamp Duty and Land Registry Fees

The stamp duty and Land Registry registration fees payable on this Agreement and its counterpart are borne by the parties in equal shares.

13	Notices

Every notice under this Agreement must be in writing and may, without prejudice to any other form of delivery, be delivered personally or sent by post to the address given in Schedule 1 or at such other address as the recipient may have notified to the other party in writing.

14	Entire Agreement

(a)	This Agreement sets out the full agreement between the parties as to its subject matter.

(b)	Each of the parties acknowledges and agrees that in entering into this Agreement, it does not rely on, and will have no remedy in respect of, any statement, representation, warranty or understanding (whether negligently or innocently made) of any person (whether party to this Agreement or not) unless expressly set out in this Agreement as a warranty. The only remedy available to it for breach of such warranties shall be for breach of contract under the terms of this Agreement. Nothing in this Clause will, however, operate to limit or exclude any liability for fraud.

15	Governing Law

This Agreement is governed by and will be construed in accordance with Hong Kong law. The parties submit to the non-exclusive jurisdiction of Hong Kong courts and each party waives any objection to proceedings in Hong Kong on the grounds of venue or inconvenient forum.

16	Contracts (Rights of Third Parties) Ordinance

It is expressly provided that the Contracts (Rights of Third Parties) Ordinance shall not apply to this Agreement/Lease and nothing herein will create rights under the said Ordinance.

Schedule 1

Names, Addresses and Description of Parties to this Agreement

Part I

Landlord

LANDLORD: FUNG PROPERTIES (HKS) LIMITED (Business Registration No.33223178), a company incorporated under the laws of Hong Kong and whose registered office is situate at 11th Floor, LiFung Tower, No.868 Cheung Sha Wan Road, Kowloon, Hong Kong.

Part II

Tenant

TENANT: J-LONG LTD (Business Registration No.10115370) whose registered office is situate at Flat F, 8/F, Houston Industrial Building, 32-40 Wang Lung Street, Tsuen Wan, New Territories, Hong Kong.

Schedule 2

Part I

Land

LAND: All That piece or parcel of land registered at the Land Registry as The Remaining Portion of New Kowloon Inland Lot No.3515.

Part II

Building

BUILDING: All the building erected on the Land and now known as “Hong Kong Spinners Industrial Building, Phase I and II” at No.800 Cheung Sha Wan Road and Nos.601 to 603 Tai Nan West Street, Kowloon, Hong Kong.

Part III

Premises

All Those Unit A and Portion of Unit B on the Third (3rd) Floor of the Building which are for the purpose of identification only delineated and coloured Pink on the Floor Plan annexed hereto.

Schedule 3

Part I

Rent

RENT: The sum of Hong Kong Dollars ONE HUNDRED EIGHTY SIX THOUSAND FOUR HUNDRED AND SIXTY TWO ONLY (HK$186,462.00) per calendar month throughout the Term inclusive of Government rent and rates, the Management Charge and Air-conditioning Charge payable in advance on the first day of each calendar month; the first and the last of such payments, to be apportioned according to the number of days in the relevant month included in the Term.

Part II

Term

TERM: For a term of three (3) years commencing on 25th June 2025 and expiring on 24th June 2028 (both days inclusive).

Part III

Deposit

DEPOSIT: The sum of Hong Kong Dollars FIVE HUNDRED FIFTY NINE THOUSAND THREE HUNDRED AND EIGHTY SIX ONLY (HK$559,386.00) being a sum equivalent to three (3) months’ Rent payable under this Agreement.

Part IV

User

The Premises shall be restricted to use for the purpose of workshop and ancillary accommodation for non-domestic use by the Tenant and for no other purpose whatsoever.

Part V

Prescribed Rate

PRESCRIBED RATE: three per cent (3%) per annum above the prevailing best lending rate from time to time quoted by The Hongkong and Shanghai Banking Corporation Limited in Hong Kong, or if none is quoted such other rates as the Landlord may in its absolute discretion determine.

Schedule 4

Part I

Special Conditions

1.	Management Charge, Air-conditioning Charge and rates

Notwithstanding anything contained in this Agreement and for avoidance of doubt, the Rent shall include rates, Management Charge, Air-conditioning Charge to be provided within the Normal Air-conditioning Service Periods (as defined below) to be charged by the Government, the Manager, the Landlord or the Landlord’s relevant or related service provider (as the case may be) provided that all charges for additional air-conditioning to be provided outside the Normal Air-conditioning Service Periods (as defined below) shall be paid by the Tenant absolutely.

2.	Condition of the Premises

The Tenant hereby agrees and confirms that the Tenant has inspected the Premises prior to the signing of this Agreement and the Premises will be delivered to the Tenant in an “as is” condition upon commencement of the Term.

3.	Electricity and water supply

The Landlord will use its reasonable endeavours to assist the Tenant in procuring that:-

(i)	the Tenant may consume up to a maximum of 200 Amp 3-Phase power supply in the Premises; and

(ii)	water inlet/outlet points, toilet and electricity meter are available for use by the Tenant (whenever the same shall be operating and/or available for use (where applicable) and subject to the Deed of Mutual Covenant) in so far as the same are necessary for the proper use and enjoyment of the Premises and except in so far as the Landlord or the Manager or the relevant utility company or authority may from time to time and upon prior notice to the Tenant (except in case of emergency) restrict such use

Provided that if the Tenant needs to apply for additional power supply to the Premises, all costs and expenses incidental thereto shall be solely paid by the Tenant.

4.	Option to Renew

(a)	(i) If the Tenant shall be desirous of renewing this Agreement for a further term of three (3) years from the expiration of the Term, the Tenant shall give to the Landlord not less than six (6) months before the expiration of the Term (in this respect time being of the essence) notice in writing of such its desire and if the Tenant shall have duly paid all the Rent and all other sum payable by the Tenant hereunder up to and inclusive of the expiration date of the Term and if there shall be no outstanding material breach of any of the Covenants by the Tenant as at the expiration date of the Term, then the Landlord will let the Premises to the Tenant and the Tenant will take the Premises for the Renewed Term (as defined in Clause 1.1 of this Agreement) at the Renewed Rent (as defined hereunder) on the same terms and conditions as herein contained save and except the option to renew under this Clause 4 in Part I of this Schedule 4 which shall not be included in the Renewed Tenancy Agreement (as hereinafter defined) but at the Renewed Rent (as hereinafter defined) and for avoidance of doubt and for the purpose of this clause only but not further or otherwise, all references to the “Renewed Rent” in the said Clause 4(b) in Part I of this Schedule 4 shall mean the Rent payable during the Renewed Term; and

(ii) The Tenant shall execute a new tenancy agreement or a supplemental tenancy agreement (the “Renewed Tenancy Agreement”) setting out the Renewed Rent payable for the Renewed Term and all other terms and conditions for the Renewed Term and (where applicable) upon the commencement of the Renewed Term and the Tenant shall pay to the Landlord such additional deposit as shall be required to bring the deposit up to a sum equal to three (3) months’ Renewed Rent.

(b)	The Renewed Rent payable for the Premises during the Renewed Term (the “Renewed Rent”) shall be inclusive of the Management Charge, the Air-conditioning Charge and the Government rates but exclusive of additional Air-conditioning Charge for air-conditioning to be provided outside the Normal Air-conditioning Service Period and other outgoings payable in respect of the Premises during the Renewed Term and the Renewed Rent shall be:-

The 1st year of the Renewed Term:

Hong Kong Dollars TWO HUNDRED FIVE THOUSAND ONE HUNDRED AND EIGHT AND TWENTY CENTS Only (HK$205,108.20) (that is to say the Renewed Rent shall be a sum with ten percent (10%) increase of the Rent payable by the Tenant to the Landlord during the Term).

The 2nd year of the Renewed Term:

Hong Kong Dollars TWO HUNDRED TWENTY FIVE THOUSAND SIX HUNDRED AND NINETEEN AND TWO CENTS Only (HK$225,619.02) (that is to say the Renewed Rent shall be a sum with ten percent (10%) increase of the Rent payable by the Tenant to the Landlord during the 1st year Renewal Term).

The 3rd year of the Renewed Term:

Hong Kong Dollars TWO HUNDRED FORTY EIGHT THOUSAND TWO HUNDRED AND ONE AND SIXTY FOUR CENTS Only (HK$248,201.64) (that is to say the Renewed Rent shall be a sum with ten percent (10%) increase of the Rent payable by the Tenant to the Landlord during the 2nd year of the Renewal Term).

For the avoidance of doubt, the Tenant shall pay to the Landlord difference in the Deposit for the Renewed Term (the “Renewed Deposit”) within 7 days after the effective date of any increase of the Renewed Rental so that the Renewed Deposit shall be maintained at all times a sum equal to three (3) months’ Renewed Rent.

(c)	The Renewed Tenancy Agreement shall contain the following provision (the “New Sale and Redevelopment Clause”):

“(i) In the event of happening of any one of the events stated in the following sub-clause, the Landlord shall be entitled to, at any time during the Term, give to the Tenant not less than six (6) months’ notice in writing (the “Termination Notice”) terminating this Agreement. Immediately upon the expiration of the Termination Notice, the Tenant shall deliver vacant possession of the Premises to the Landlord on an “as-is” basis (provided that the Tenant shall in any event rectify any damages that the Tenant may cause to the Premises and/or the Building or any part thereof as a result of its yielding up of the Premises under this Clause and keep the Landlord fully indemnify in respect thereof) and this Agreement and everything herein contained shall cease and be void but without prejudice to the rights and remedies of either party against the other in respect of any antecedent claim or breach of any of the agreements or stipulations set out in this Agreement. The Tenant shall not be entitled to claim against the Landlord for any damages or compensation whatsoever in respect of the termination of this Agreement pursuant to this Clause.

(ii) The events referred to in the above sub-clause are:-

(i)	the Landlord shall at any time enter into a binding contract for the sale of the Building or of any part thereof which shall include the Premises (which shall be sufficiently evidenced by a copy of a Resolution of its Directors approving such sale and certified by its Secretary or one of its Directors or a solicitor practising in Hong Kong to be true and correct copy);

(ii)	the Landlord shall at any time resolve to redevelop or demolish or rebuild or refurbish or renovate the Building or any part thereof which shall include the Premises or to carry out construction or improvement or extension works to the Building or any part thereof which shall include the Premises (which shall be sufficiently evidenced by a copy of a Resolution of its Directors approving such demolition, rebuilding, refurbishment, renovation or construction, improvement or extension works certified by its Secretary or one of its Directors or a solicitor practising in Hong Kong to be true and correct copy); or

(iii)	the shareholder(s) of the Landlord or its holding company (as the case may be) shall at any time enter into a binding contract for sale of the majority of issued shares of the Landlord or its holding company (as the case may be) so that there will be a change in the person or persons who owns or own a majority of the shares (voting or otherwise) in the shareholding of the Landlord and/or its holding company (which shall be evidenced by a written notice of the Landlord or its holding company (as the case may be) to the effect).

“Redevelop” and/or “demolish” and/or “rebuild” for the purpose of this sub-clause may or may not include redevelopment and/or demolition and/or rebuilding of any main walls or exterior walls of the Premises. “Refurbish” and/or “renovate” for the purposes of this sub-clause may or may not include redevelopment or demolition or rebuilding of the Building or any part thereof.”

5.	Sale and Redevelopment by the Landlord during the Term

(i) In the event of happening of any one of the events stated in the following sub-clause, the Landlord shall be entitled to, at any time during the Term, give to the Tenant not less than six (6) months’ notice in writing (the “Termination Notice”) terminating this Agreement. Immediately upon the expiration of the Termination Notice, the Tenant shall deliver vacant possession of the Premises to the Landlord on an “as-is” basis (provided that the Tenant shall in any event rectify any damages that the Tenant may cause to the Premises and/or the Building or any part thereof as a result of its yielding up of the Premises under this Clause and keep the Landlord fully indemnify in respect thereof) and this Agreement and everything herein contained shall cease and be void but without prejudice to the rights and remedies of either party against the other in respect of any antecedent claim or breach of any of the agreements or stipulations set out in this Agreement. The Tenant shall not be entitled to claim against the Landlord for any damages or compensation whatsoever in respect of the termination of this Agreement pursuant to this Clause.

(ii) The events referred to in the above sub-clause are:-

(i)	the Landlord shall at any time enter into a binding contract for the sale of the Building or of any part thereof which shall include the Premises (which shall be sufficiently evidenced by a copy of a Resolution of its Directors approving such sale and certified by its Secretary or one of its Directors or a solicitor practising in Hong Kong to be true and correct copy);

(ii)	the Landlord shall at any time resolve to redevelop or demolish or rebuild or refurbish or renovate the Building or any part thereof which shall include the Premises or to carry out construction or improvement or extension works to the Building or any part thereof which shall include the Premises (which shall be sufficiently evidenced by a copy of a Resolution of its Directors approving such demolition, rebuilding, refurbishment, renovation or construction, improvement or extension works certified by its Secretary or one of its Directors or a solicitor practising in Hong Kong to be true and correct copy); or

(iii)	the shareholder(s) of the Landlord or its holding company (as the case may be) shall at any time enter into a binding contract for sale of the majority of issued shares of the Landlord or its holding company (as the case may be) so that there will be a change in the person or persons who owns or own a majority of the shares (voting or otherwise) in the shareholding of the Landlord and/or its holding company (which shall be evidenced by a written notice of the Landlord or its holding company (as the case may be) to the effect).

“Redevelop” and/or “demolish” and/or “rebuild” for the purpose of this sub-clause may or may not include redevelopment and/or demolition and/or rebuilding of any main walls or exterior walls of the Premises. “Refurbish” and/or “renovate” for the purposes of this sub-clause may or may not include redevelopment or demolition or rebuilding of the Building or any part thereof.”

6.	Installation of machinery and additional air-conditioning equipment

The Landlord will use its reasonable endeavours to assist the Tenant to carry out the following works (the “Relevant Work”) at the sole costs and expenses of the Tenant:-

(a)	installation of additional air-conditioning equipment inside the Premises; and

(b)	replacement of louvers for heat dissipation on the external wall of the Premises

Provided that:

(i)	the Tenant shall submit relevant details (including but not limited to designs and proposals) of the Relevant Work for approval by the Landlord and the Manager and (where applicable) relevant government authorities and provide sufficient time for processing of such approval. The Tenant shall pay all reasonable costs that may be incurred in relation to such approval;

(ii)	the Relevant Work shall comply with all requirements and directions under relevant laws and regulations prescribed or imposed by relevant government authorities, the Landlord and the Manager and the Tenant shall obtain the requisite licence(s) or permit(s) in relation thereto. The Tenant shall (where applicable) appoint such contractor(s) as may be approved by the relevant government authorities, the Landlord and/or the Manager to carry out the Relevant Work;

(iii)	the Tenant understands that the Landlord does not represent or warrant that any of the Relevant Work is feasible and/or approval of the relevant government or public authorities or the Manager in respect of the above will be granted;

(iv)	the Tenant undertakes not to make any claims against the Landlord in the event that any of the Relevant Work is not approved by the relevant government authorities and/or the Manager; and

(v)	the Tenant shall fully indemnify the Landlord in respect of the carrying out of and all claims arising from the Relevant Work or incidental thereto.

7.	Yielding up

Notwithstanding anything contained in Clause 3(m) of this Agreement but subject to Clause 5 of Part I of Schedule 4 to this Agreement, upon expiry of the Term, the Tenant shall deliver vacant possession of the Premises to the Landlord on “bare shell” condition and the Tenant shall (a) rectify any damages that the Tenant may cause to the Premises and/or the Building or any part thereof as a result of its yielding up of the Premises under this Clause; and (b) keep the Landlord fully indemnify in respect thereof.

8.	Additional Air-conditioning supply

The Tenant hereby acknowledges and accepts that the Air-conditioning Charge only covers air-conditioning service to be provided by the Landlord or its relevant or related service provider between the hours of 9:00a.m. to 6:00p.m. from Mondays through Saturdays (both days inclusive but, for avoidance of doubt, excluding Sundays and public holidays) (the “Normal Air-conditioning Service Periods”) whenever the same shall be operating. If the Tenant shall require additional air-conditioning service outside the aforesaid hours, the Tenant shall give such advance notice to and as required from time to time by the Landlord or its relevant or related service provider provided that the Tenant shall pay all costs for such additional hours of air-conditioning service and comply with such reasonable requirements that may be imposed by the Landlord or its relevant or related service provider.

Part II

Submission and Approval of Plans

1.	Tenant’s Plans

Before fitting out or decoration works or any other works to the Premises start, the Tenant will at its own cost prepare and submit to the Landlord suitable drawings and specifications of the works to be carried out by the Tenant together with schematic sketches showing an impression as to the Tenant’s design and layout proposal (collectively called the “Tenant’s Plans”). No works whatsoever shall be carried out without the Landlord’s previous written consent (which consent shall not be unreasonably withheld or delayed or be made subject to unreasonable conditions). The Tenant’s Plans will, without limitation:

(a)	include detailed drawings, plans and specifications for all partitioning;

(b)	include detailed drawings, plans and specifications of all electrical installations which will be connected to the electrical systems installed by the Landlord;

(c)	include details of any proposed amendments, additions or alterations to any electrical, mechanical or other building services;

(d)	include detailed drawings, plans and specifications of all electrical wiring relating to heating, ventilation, air-conditioning and fire services in or of the Premises; and

(e)	comply with all relevant ordinances, regulations and by-laws from time to time issued by the Government.

2.	Approval of Tenant’s Plans

The Landlord or its authorised agents will consider the Tenant’s Plans and its consent or approval thereto will not be unreasonably withheld or delayed or be made subject to unreasonable conditions.

3.	Alterations

All structural alterations, additions (including but not limited to alteration and additions to fire services, mechanical ventilation, electrical wiring, air-conditioning, plumbing and drainage within the Premises) will be carried out only with the previous written consent of the Landlord (which consent shall not be unreasonably withheld or delayed or be made subject to unreasonable condition) and by such person or contractor as is nominated or approved by the Landlord (which approval shall not be unreasonably withheld or delayed or be made subject to unreasonable conditions) at the Tenant’s cost and expense. Any other approved decoration works will be carried out only by a contractor nominated or approved by the Landlord (which approval shall not be unreasonably withheld or delayed or be made subject to unreasonable conditions) at the Tenant’s cost and expense.

4.	Costs of Installation

The Tenant is responsible for the cost of the installation (where necessary) of sub-main cable to and all other alteration works at the Premises.

5.	Vetting Charges

The Tenant will pay such vetting charge to the Landlord at such reasonable amount as the Landlord may require for checking and approving the Tenant’s Plans and other decoration plans and inspection of the decoration works. In addition, the Tenant will pay such sum (if any), as demanded by the Landlord, as a fitting out and decoration deposit.

6.	Removal of Debris

The Tenant will remove all debris from the site and dispose of the same at the designated location on site at its own cost in an orderly and proper manner as directed by the Landlord or any Government authorities.

7.	Electricity and Removal Charges

The Tenant will pay temporary electricity and debris removal charges to the Landlord as and when required by it.

8.	Compliance with Instructions

While any works are in progress, the Tenant will obey and cause its servants, agents, contractors and workmen to obey and comply with all instructions and directions which may be given by the Landlord or its servants or agents or authorised representatives or the Manager in connection with the carrying out of such work and the Tenant shall co-operate and cause its servants, agents, contractors and workmen to co-operate fully with the Landlord, the Manager and their respective servants, agents, contractors and workmen.

9.	Subsequent Redecoration

The provisions in this Part II will apply to all fitting out and all subsequent redecoration or repair of the Premises by the Tenant.

10.	Fitting Out Works

The Tenant will obtain the written approval from the Landlord (which approval shall not be unreasonably withheld or delayed or be made subject to unreasonable conditions) before carrying out any fitting out works of the Premises. The insurance policy shall also be endorsed to show the Landlord as registered owner of the Premises and (if so required by the Landlord) as the co-beneficiary with the Manager under the policy. A copy of such policy taken out by the Tenant shall be submitted to the Landlord before commencement of any approved fitting out works and the Tenant’s compliance with the aforesaid shall be a condition precedent for the commencement of any approved fitting out works by the Tenant.

11.	Insurance

The Tenant shall if required by the Landlord take out such insurance policies to provide adequate coverage for public liability and all risk insurance in respect of the Premises and all works to be carried out therein.

SIGNED by	)

)

)

for and on behalf of FUNG PROPERTIES	)

(HKS) LIMITED (the Landlord))

Witness/Verified by

Name: ____________________________
Title: ____________________________

SIGNED by	)

)

)

for and on behalf of J-LONG LIMITED	)

(the Tenant))

Witness/Verified by

Name: ____________________________
Title: ____________________________

RECEIVED the day and year first above	)

written and from the Tenant the sum of	)

HONG KONG DOLLARS FIVE	)

HUNDRED FIFTY NINE THOUSAND	)

THREE HUNDRED AND EIGHTY SIX	)

ONLY (HK$559,386.00) being the Deposit	)

Witness to the signature: ____________________________

ANNEXURE

Floor Plan of the Premises

3rd Floor Layout Plan